    FORM 3
    ------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                                                                                      OMB APPROVAL
                                                                                        ----------------------------------------
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                    OMB Number:                    3235-0104
                                                                                        Expires:               December 31, 2001
        Filed pursuant to Section 16(a) of the Securities Exchange Act of               Estimated average burden
          1934, Section 17(a) of the Public Utility Holding Company Act                 hours per response...................0.5
         of 1935 or Section 30(f) of the Investment Company Act of 1940

 ---------------------------------------    ------------------------    --------------------------------------------------------
 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)

    S.A.C. Capital Management, LLC              April 27, 2000              Vitaminshoppe.com, Inc.
                                                                            (VSHP)
----------------------------------------    ------------------------    ----------------------------        ---------------------
   (Last)    (First)    (Middle)             3. IRS or Social Security  5. Relationship of Reporting        6. If Amendment,
                                                Number of Reporting        Person to Issuer                    Date of Original
                                                Person (Voluntary)         (Check all applicable)              (Month/Day/Year)

                                                                           [ ] Director  [x] 10% Owner
                                                                           [ ] Officer   [ ] Other (specify
                                                                               (title below)        below)
                                                                                             -----------------------------------
   777 Long Ridge Road                                                                       7. Individual or Joint/Group Filing
------------------------------                                                                    (Check Applicable Line)
         (Street)                                                                             ___ Form filed by One Reporting Person
                                                                                              _x_ Form filed by More than One
   Stamford      CT    06902                                                                      Reporting Person
-------------------------------------------------------------------- -------------------------------------------------------------
   (City)     (State)  (Zip)



                      Table I -- Non-Derivative Securities Beneficially Owned

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
 1. Title of Security             2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
   Class A Common Stock, par
   value $0.01 per share             899,275                           I                       See attached page 3
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

                Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



         Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------   -------------------------- ------------------------- ---------------- ------------------- -------------
1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

                          ------------- --------- ------------------------

                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------

----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------

----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------


Explaination of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


Designated Filer:                   S.A.C. Capital Management, LLC
Issuer & Ticker Symbol:             VitaminShoppe.com, Inc. (VSHP)
Date of Event Requiring Statement:  April 27, 2000

Additional Reporting Persons:

1.        Name:     S.A.C. Capital Advisors, LLC
          Address:  777 Long Ridge Road
                    Stamford, CT NY 06902

2.        Name:     Steven A. Cohen
          Address:  777 Long Ridge Road
                    Stamford, CT NY 06902

          Nature of Indirect Beneficial Ownership: The securities reported on herein are held by S.A.C. Capital Associates, LLC. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Steven A. Cohen is the Managing Member, President and Chief Executive Officer of S.A.C. Capital Advisors, LLC and the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of S.A.C. Capital Management, LLC.

S.A.C. Capital Management, LLC


By: /s/ Peter Nussbaum                      October 31, 2000
    --------------------------------        -------------------
    Name:  Peter Nussbaum
    Title:  Authorized Person


S.A.C. Capital Advisors, LLC


By: /s/ Peter Nussbaum                      October 31, 2000
    --------------------------------        -------------------
    Name:  Peter Nussbaum
    Title:  Authorized Person


STEVEN A. COHEN


By:/s/ Peter Nussbaum                       October 31, 2000
   ---------------------------------        -------------------
    Name:  Peter Nussbaum
    Title:  Authorized Person




                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Steven A. Cohen, has authorized and designated Peter Nussbaum to execute and file on the undersigned's behalf all Form 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of VitaminShoppe.com, Inc. The authority of Peter Nussbaum under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of VitaminShoppe.com, Inc., unless earlier revoked in writing The undersigned acknowledges that Peter Nussbaum is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



/s/ Steven A. Cohen                         October 31, 2000
------------------------------------        -------------------
Steven A. Cohen